Exhibit 99.1

KPMG LLP

1601 Market Street

Philadelphia, PA 19103-2499

Telephone	267-256-7000
Fax	267-256-7200
Internet	www.us.kpmg.com

March 31, 2005

Auxilium Pharmaceuticals, Inc.

160 West Germantown Pike

Norristown, PA 19401

Ladies and Gentlemen:

Pursuant to Rule 12b-25 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended, we inform you that we have been furnished a copy of the Form 12b-25 to be filed by Auxilium Pharmaceuticals, Inc. (the “Company”) on or about March 31, 2005, which contains notification of the Company’s inability to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “Form 10-K”) by March 31, 2005. We have read the Company’s statements contained in Part III therein and we agree with the stated reason as to why we have been unable to complete our audit and report on the Company’s consolidated financial statements for the year ended December 31, 2004, to be included in its Form 10-K.

Very truly yours,

/s/ KPMG LLP